SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

HIBERNIA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 15, 2002

Dear Fellow Shareholder:

       You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 9:00 a.m., local time, on Wednesday, April 17, 2002. A notice that describes the items on which you may vote and a Proxy Statement are enclosed.

       The Meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street). If you park in this location, please bring your parking ticket stub to the Meeting to that it can be validated for you.

       At the Meeting you will be asked to

•	elect six directors, each for a three-year term,

•	reapprove the performance measures for the Chief Executive Officer bonus plan, and

•	ratify the appointment of Ernst & Young LLP as independent auditors for 2002.

Your Board of Directors recommend that you vote “FOR” each proposal.

       Regardless of the number of shares you own, it is very important that you vote them at the Meeting. You may vote either in person or by proxy. You may vote by proxy by sending your vote over the Internet, calling in your vote or signing and mailing the enclosed proxy card. Even if you plan to attend the Meeting, please take a moment now to send your vote over the Internet, call in your vote or sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

       Thank you for your cooperation and continued support.

Sincerely,

J. Herbert Boydstun
President and Chief Executive Officer

HIBERNIA CORPORATION
P. O. Box 61540
New Orleans, Louisiana 70161

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2002

TO HIBERNIA CORPORATION SHAREHOLDERS:

       The Annual Meeting of Shareholders of Hibernia Corporation (the “Company”) will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Wednesday, April 17, 2002. The following matters will be voted upon at the Meeting:

1.	The election of six persons to serve as Directors of the Company until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	The reapproval of the performance measures for the Chief Executive Officer bonus plan; and

3.	The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2002.

       In addition, any other business that properly comes before the Meeting, or any adjournment or postponement thereof, will be acted upon.

       Shareholders of record at the close of business on February 22, 2002, are entitled to notice of the Annual Meeting and to vote at the Meeting. If there is any adjournment or postponement of the Meeting, those shareholders of record will be entitled to vote at the adjournment or postponement as well.

       Please read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting. We encourage you to read the Proxy Statement before you vote your shares.

       Please authorize the persons named on the proxy to vote your shares by sending your vote over the Internet, calling in your vote or signing and dating the enclosed proxy and returning it in the envelope provided as promptly as possible. You may revoke your proxy as described in the Proxy Statement.

By Order of the Board of Directors

CATHY E. CHESSIN
Secretary

New Orleans, Louisiana

March 15, 2002

TABLE OF CONTENTS

PROXY SOLICITATION AND VOTING OF PROXIES	1
How Proxies Will Be Voted	1
Owners of 5% or More of the Company’s Common Stock	2
VOTING PROCEDURES	2
Election of Directors	2
Other Proposals	2
Electronic Access to Proxy Materials and Annual Report; Householding	2
PROPOSAL NO. 1 ELECTION OF DIRECTORS	4
Your Directors	4
Directors Nominated to Serve Until the 2005 Annual Meeting	4
Directors Whose Terms Continue After the 2002 Annual Meeting	5
Beneficial Ownership of Stock by Directors, Nominees for Election as Directors and Executives	7
Board Meetings and Committees	9
Executive Compensation and Benefit Plans	13
Annual Compensation	13
Stock Option and Stock Appreciation Rights (“SARs”) Grants	15
Compensation of Directors	18
Employment Agreements and Change of Control Arrangements	19
Compensation Committee Interlocks and Insider Participation	21
Executive Compensation Committee Report	21
Stock Performance Graph	28
Transactions with Related Parties	29
Indebtedness of Related Parties	30
Section 16(a) Beneficial Ownership Reporting Compliance	30
Vote Required and Recommendation	30
PROPOSAL NO. 2 REAPPROVAL OF THE PERFORMANCE MEASURES FOR THE CHIEF EXECUTIVE OFFICER BONUS PLAN	31
Vote Required and Recommendation	33
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	33
Audit Committee Report	33
Audit Committee Charter and Independence of Members	34
Auditor Fees	35
Vote Required and Recommendation	35
SOLICITATION OF PROXIES	35
SHAREHOLDER PROPOSALS	36
OTHER MATTERS	36
ANNUAL REPORT	36

i

CERTAIN DEFINITIONS

       We have capitalized certain terms and used them in this Proxy Statement for ease of reference. Those terms and their definitions are included below.

       Annual Meeting or Meeting: The 2002 Annual Meeting of Shareholders of Hibernia Corporation.

       Bank: Hibernia National Bank, a subsidiary of the Company.

       Board or Board of Directors: The Board of Directors of Hibernia Corporation.

       Common Stock: Class A Common Stock of Hibernia Corporation.

       Company or Hibernia: Hibernia Corporation.

       Director: A member of the Board of Directors of the Company.

       ESOP: The Employee Stock Ownership Plan of Hibernia Corporation.

       Executive(s): One or more of the five executive officers of Hibernia included in the Summary Compensation Table and for whom compensation information is included in this Proxy Statement (Mr. J. Herbert Boydstun, Mr. Randall E. Howard, Mr. K. Kirk Domingos III, Mr. Richard G. Wright and Ms. Marsha M. Gassan).

       Non-Qualified Deferral Plan: The Deferred Compensation Plan for Key Management Employees, a benefit plan of the Company that permits deferrals of salary and bonus and also provides for a contribution by the Company to the extent of any contribution limitations imposed on a participant in the Company’s 401(k) plan.

       Non-Qualified Target Benefit Plan: The Deferred Award Plan, a benefit plan of the Company that provides for contributions by the Company to the extent that a participant’s income from all sources after retirement is anticipated to be less than 39% of the average of his salary and bonus for the three years prior to retirement at age 65.

       Record Date: February 22, 2002, the date on which one must be a shareholder of record of the Company to be entitled to notice of and to vote at the Meeting.

       Supplemental Stock Compensation Plan: The Supplemental Stock Compensation Plan for Key Management Employees, a benefit plan of the Company that provides for contributions by the Company to the extent of any limitations imposed on allocations to a participant in the Company’s ESOP.

ii

HIBERNIA CORPORATION

P. O. Box 61540
New Orleans, Louisiana 70161

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 17, 2002

PROXY SOLICITATION AND VOTING OF PROXIES

       Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 2002 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on Wednesday, April 17, 2002, in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement of the Meeting. This Proxy Statement is being furnished in connection with the Annual Meeting.

       Only shareholders of the Company’s Class A Common Stock, no par value, of record as of the close of business on February 22, 2002, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Meeting. On February 22, 2002, there were 163,945,934 shares of Common Stock issued, 159,700,329 shares of which were outstanding. The remaining 4,245,605 shares were held in the Company’s treasury and are not considered outstanding for purposes of the Meeting. Each share of outstanding Common Stock is entitled to one vote on each matter to come before the Meeting.

       This Proxy Statement and form of proxy are being sent or given to shareholders on or about March 15, 2002.

How Proxies Will Be Voted

       If a shareholder specifies in his proxy how his shares should be voted and his proxy is properly executed and received prior to the Annual Meeting, the shares represented by that proxy will be voted as specified. If a shareholder makes no specification, the proxy will be voted FOR the election of the nominees listed herein under “Election of Directors,” FOR proposal No. 2 and FOR Proposal No. 3. If any other matters are considered at the Meeting, the holder of a proxy will vote the proxy in his or her discretion.

       If a proxy is voted ABSTAIN as to any proposal, the shares represented by that proxy will not be considered a vote in favor of or against the proposal so marked.

       A proxy (whether submitted on the proxy card or authorized by Internet or telephone) may be revoked by giving written notice to the Secretary of the Company at or before the Meeting (and before the proxy has been voted). A proxy may also be revoked by delivering to the Secretary of the Company at or before the Meeting (and before the proxy has been voted) a properly executed later-dated proxy. A proxy will not be revoked by the death of the shareholder who executed the proxy unless, before the proxy has been voted, written notice of such death is delivered to the Secretary of the Company.

       A quorum of shareholders is required to hold a valid meeting. If the holders of at least a majority of the total voting power are present or represented by proxy, a quorum will exist. Abstentions and broker nonvotes are counted as present for establishing a quorum. (Broker nonvotes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. This would generally occur when brokers have not received instructions from their customers. In such cases, the brokers are permitted to vote on routine matters, which typically include the election of directors and ratification of independent auditors, but not on nonroutine matters.)

Owners of 5% or More of the Company’s Common Stock

       To the best knowledge of the Board of Directors, no shareholder beneficially owned more than 5% of the Company’s outstanding Common Stock as of December 31, 2001.

VOTING PROCEDURES

Election of Directors

       Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The six nominees receiving the most votes will be elected as Directors of the Company, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Thus, shares present at the Meeting that are not voted for a particular nominee (including broker nonvotes, if any) or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee will have no effect.

Other Proposals

       For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter (other than the election of Directors) is required for the matter to be deemed an act of the shareholders. Abstentions and broker nonvotes, which represent shares present at the Meeting but which are not votes for approval of the proposal(s), have the same effect as votes cast against the proposal(s) (other than the election of Directors).

Electronic Access to Proxy Materials and Annual Report; Householding

       Shareholders can elect to view future proxy statements and annual reports of the Company over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by the shareholder. Some information may be delivered in “pdf” format.

       Registered shareholders can choose to receive future annual reports and proxy statements electronically by following the instructions for such election when voting over the Internet. Shareholders who hold Company stock in nominee name (such as through a broker) can obtain instructions from their nominee on how to elect to view future proxy statements and annual reports over the Internet.

       Shareholders who choose to view future proxy statements and annual reports over the Internet will receive written instructions containing the Internet address of those materials, as well as voting instructions, prior to future meetings.

       A shareholder’s enrollment to view the Company’s future annual reports and proxy statements electronically will remain in effect for all future shareholder meetings unless the enrollment is cancelled by the shareholder. To cancel electronic enrollment, registered shareholders may access www.melloninvestor.com, click on Investor Service Direct and follow the instructions. If a shareholder holds Company stock in nominee name, the nominee can provide instructions on how to cancel the electronic enrollment.

       A paper copy of an annual report or proxy statement can be obtained by contacting Susan Klein, Assistant Secretary, Hibernia Corporation, P.O. Box 61540, New Orleans, LA 70161 (telephone number 504-533-3411 or e-mail sklein@hibernia.com).

       The SEC has issued rules describing the conditions under which a single copy of an annual report, information statement, proxy statement, prospectus and other disclosure documents may be mailed in one envelope to multiple holders at the same address. This method of delivery, often referred to as “householding,” will reduce the amount of duplicate information that shareholders receive and should lower printing and mailing costs for companies. In accordance with those rules, the Company is householding allowable documents of eligible shareholders who have not previously and timely opted out of householding.

       A registered holder who would like to “opt-out” of the householding program may call Hibernia Corporation Shareholder Services at 800-814-0305 and follow the instructions. The Company will cease householding within 30 days. If the Company does not receive instructions to remove account(s) from this service, account(s) will continue to be householded until the Company notifies the shareholder otherwise.

       Shareholders who own stock in nominee name (such as through a broker) may receive information regarding householding from their brokers.

       Upon written or oral request by a shareholder, the Company will promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests may be made to Susan Klein, Assistant Secretary, Hibernia Corporation, P.O. Box 61540, New Orleans, LA 70161 (telephone number 504-533-3411 or e-mail sklein@hibernia.com).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

       You are being asked to elect six individuals as Directors. These individuals, if they are elected by the shareholders, will serve as Directors of the Company until the 2005 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

       The Board of Directors has fixed the number of Directors at 16 as of the date of the Meeting. The Board is divided into three approximately equal classes with terms expiring in successive years.

       The individuals who have been nominated for election at the Annual Meeting are listed below under the caption “Directors Nominated to Serve Until the 2005 Annual Meeting.” Each nominee other than Mr. Paul Candies is currently a Director of the Company elected by the shareholders at previous annual meetings.

       If any nominee for election as a Director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees that the Board of Directors may nominate. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

       The information included below also contains biographical and other data concerning Directors whose terms of office continue after the 2002 Annual Meeting.

       A Director who has attained the age of 72 generally is required by the By-Laws to retire at the next annual meeting of shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of the Director’s term. Both Mr. Boh and Dr. Peltier will reach age 72 in 2002, and Mr. Holleman will reach age 72 in March 2003. If the Board finds that circumstances exist that make it likely that the retirement of any or all of them could result in harm to the business or prospects of the Company, it may by two-thirds vote authorize any or all of them to serve until the end of their respective terms, which, for Mr. Boh and Dr. Peltier would be at the 2004 Annual Meeting and for Mr. Holleman would be at the 2005 Annual Meeting. Otherwise, they will retire as of the 2003 Annual Meeting.

Your Directors

      Directors Nominated to Serve Until the 2005 Annual Meeting

       Paul Candies, age 61, is President and Chief Operating Officer of Otto Candies, L.L.C., a marine transportation and offshore services company headquartered in Des Allemands, Louisiana. Mr. Candies is standing for election as a Director of Hibernia for the first time.

       Robert T. Holleman, age 70, is an independent geologist serving the oil and gas exploration industry. Mr. Holleman is also the Chairman of Hibernia National Bank’s Lafayette City Board of Directors. Mr. Holleman has served as a Director of Hibernia since 1986.

       Sidney W. Lassen, age 67, is the Chairman of the Board and Chief Executive Officer of Sizeler Property Investors, Inc., a public company qualified as a Real Estate Investment Trust, and Chairman of Sizeler Realty Co., Inc. Mr. Lassen has served as a Director of Hibernia since 1985.

       William C. O’Malley, age 65, is the Chairman of the Board and Chief Executive Officer of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Mr. O’Malley joined Hibernia’s Board in 1995.

       Ray B. Nesbitt, age 68, is the retired President of Exxon Chemical Company in Houston, Texas and also serves as a director of the Federal Reserve Bank of Dallas – Houston Branch. Mr. Nesbitt is also a director of Cleco Corporation. Mr. Nesbitt joined Hibernia’s Board in 1999.

       Janee M. “Gee” Tucker, age 55, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm, and President, Chief Executive Officer and Chief Operating Officer of Tucker Investments, Inc., a real estate investment and management consulting organization, both headquartered in New Orleans. Ms. Tucker joined Hibernia’s Board in 1995.

      Directors Whose Terms Continue After the 2002 Annual Meeting

      Directors Whose Terms Continue Until the 2003 Annual Meeting

       J. Herbert Boydstun, age 55, is President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank. Mr. Boydstun formerly served as Chief Community Banking Executive of Hibernia Corporation and Hibernia National Bank since June 2000 and as Chairman of the Southwest Region prior to that. Mr. Boydstun has been a Director of the Company since 1994.

       Dick H. Hearin, age 67, formerly served as the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge, Louisiana. Mr. Hearin has served on Hibernia’s Board since 1986.

       Donald J. Nalty, age 68, is the retired Vice Chairman of Corporate Development for Hibernia Corporation and Hibernia National Bank and now serves Hibernia National Bank as a business development consultant. Mr. Nalty has served on Hibernia’s Board since 1966.

       Robert T. Ratcliff, age 59, is the President and Chief Executive Officer of Ratcliff Construction Company, Inc., a commercial and industrial construction company headquartered in Alexandria, Louisiana. Mr. Ratcliff is also a director of Cleco Corporation. Mr. Ratcliff joined Hibernia’s Board in 1994.

      Directors Whose Terms Continue Until the 2004 Annual Meeting

       Robert H. Boh, age 71, is the Chairman of the Board of Hibernia Corporation and Hibernia National Bank and has served Hibernia as a Director since 1968. Mr. Boh is also the Chairman and former President and Chief Executive Officer of Boh Bros. Construction Co., LLC and Boh Company, LLC, construction companies headquartered in New Orleans. Mr. Boh is also a director of Tidewater Inc.

       E.R. “Bo” Campbell, age 61, is the Vice Chairman of the Board of Hibernia Corporation and Hibernia National Bank. Mr. Campbell is also the Chairman of Campbell Companies. He is active in oil and gas and land and timber investments. Mr. Campbell has been a Director of the Company since 1994.

       Richard W. Freeman, Jr., age 63, has served as a member of the Company’s Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

       Randall E. Howard, age 54, serves as Chief Commercial Banking Executive of Hibernia Corporation and Hibernia National Bank. Mr. Howard formerly served as President of ArgentBank (Thibodaux, Louisiana), which Hibernia acquired by merger in 1998.

       Elton R. King, age 55, is the President, Chief Executive Officer and a director of Visual Networks Inc., a network performance management solutions company headquartered in Rockville, Maryland. He is also the retired Group President – Network & Carrier Services and a retired director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King is also a director of Cleco Corporation. Mr. King joined Hibernia’s Board in 1994.

       Dr. James R. Peltier, age 71, is a retired oral and maxillofacial surgeon in Thibodaux, Louisiana and formerly served as the Chairman of the Board of ArgentBank, which Hibernia acquired by merger in 1998. Dr. Peltier has been a Director of the Company since 1998.

Beneficial Ownership of Stock by Directors, Nominees for Election as Directors and Executives

       The following table shows the amount of Common Stock beneficially owned by each Director, nominee for election as a Director and Executive. The table also shows the total number of shares owned by all Directors, nominees and executive officers of Hibernia.

				Percent of
			Exercisable	Outstanding
Name	Common Stock(1)		Stock Options(2)	Stock***

Directors

Robert H. Boh	100,134	(3)	36,250	*

J. Herbert Boydstun	475,032	(4)	223,600	*

E. R. “Bo” Campbell	4,655,580	(5)	26,250	2.80%

Richard W. Freeman, Jr.	28,216		36,250	*

Dick H. Hearin	62,078	(6)	36,250	*

Robert T. Holleman	58,407		16,250	*

Randall E. Howard	53,673	(7)	133,600	*

Elton R. King	9,314	(8)	31,250	*

Sidney W. Lassen	244,366	(9)	36,250	*

Donald J. Nalty	112,543	(10)	11,250	*

Ray B. Nesbitt	235,000	(11)	11,250	*

William C. O’Malley	12,442		26,250	*

Dr. James R. Peltier	352,108	(12)	13,750	*

Robert T. Ratcliff	45,790	(13)	36,250	*

Janee M. “Gee” Tucker	5,461	(14)	26,250	*

Additional Nominee

Paul Candies	179,419	(15)	0	*

Executives

J. Herbert Boydstun	**		**	*

Randall E. Howard	**		**	*

K. Kirk Domingos III	34,318	(16)	113,600	*

Richard G. Wright	22,287	(17)	267,350	*

Marsha M. Gassan	46,190	(18)	216,100	*

All Directors, Nominees and Executives (as defined in this Proxy Statement) (19 persons)	6,732,358		1,298,000	4.80%

All Directors, Nominees and Executive Officers of the Company as of February 22, 2002, as a Group (22 persons)	6,830,613		1,696,575	5.10%

*	Less than 1 percent.

**	Mr. J. Herbert Boydstun and Mr. Randall E. Howard are also Directors; see listing above.

***	Calculated based upon the actual number of shares outstanding on February 22, 2002, plus all shares subject to options exercisable within 60 days of the date of this Proxy Statement.

(1)	Except as otherwise indicated, stock ownership information is given as of February 22, 2002, and includes shares that the individual has the right to acquire (other than by exercise of stock options, information as to which is in the next column) within 60 days of the date of this Proxy Statement. Information relating to shares held in employee benefit plans of the Company is as of December 31, 2001.

(2)	For purposes of this table, options are “exercisable” if they may be exercised within 60 days of the date of this Proxy Statement, regardless of whether they are “in-the-money.”

(3)	Includes 15,742 shares owned by Mr. Boh’s wife as to which he disclaims beneficial ownership.

(4)	Includes 4,984 shares credited to Mr. Boydstun as of December 31, 2001, under the Company’s Retirement Security Plan and 2,007 shares credited as of December 31, 2001, under the Company’s ESOP. Also includes 2,500 shares held by one of Mr. Boydstun’s daughters, 2,500 shares held by Mr. Boydstun’s son, 2,500 shares held by Mr. Boydstun’s daughter Jennifer Boydstun Russ (as to which Mr. Boydstun disclaims beneficial ownership) and 12,632 shares of restricted stock over which Mr. Boydstun has voting power and limited dispositive power.

(5)	Includes 9,352 shares credited to Mr. Campbell as of December 31, 2001, under the Company’s Retirement Security Plan, 1,880 shares credited as of December 31, 2001, under the Company’s ESOP, 1,500,000 shares held in Campbell Capital, L.L.C., 25,000 shares held in E. R. Campbell Family Foundation and 927,697 shares held by family members over which Mr. Campbell shares voting power.

(6)	Includes 13,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.

(7)	Includes 13,488 shares credited to Mr. Howard as of December 31, 2001, under the Company’s Retirement Security Plan and 851 shares credited as of December 31, 2001, under the Company’s ESOP.

(8)	Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.

(9)	Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen’s wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns a 50% interest, 30,000 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen’s wife owns an interest of approximately 35% and 42,500 shares owned by an estate in which Mr. Lassen’s wife and brother-in-law each own a 50% beneficiary interest.

(10)	Includes 51,350 shares credited to Mr. Nalty as of December 31, 2001, under the Company’s Retirement Security Plan, 5,918 shares credited as of December 31, 2001, under the Company’s Pension Equalization Plan and 1,388 shares credited as of December 31, 2001, under the Company’s ESOP.

(11)	Includes 30,000 shares owned by Mr. Nesbitt’s wife as to which he disclaims beneficial ownership.

(12)	Includes 1,632 shares owned by Dr. Peltier’s wife as to which he disclaims beneficial ownership and 61,513 shares owned by an adult child for whom he has power of attorney.

(13)	Includes 29,035 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer.

(14)	Includes 118 shares owned by a corporation of which Ms. Tucker is president, chief executive officer and chief operating officer.

(15)	Includes 2,641 shares owned by Mr. Candies’ wife.

(16)	Includes 10,310 shares credited to Mr. Domingos as of December 31, 2001, under the Company’s Retirement Security Plan, 2,008 shares credited as of December 31, 2001, under the Company’s ESOP and 19,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

(17)	Includes 2,488 shares credited to Mr. Wright as of December 31, 2001, under the Company’s Retirement Security Plan, 2,005 shares credited as of December 31, 2001, under the Company’s ESOP and 17,685 shares of restricted stock over which Mr. Wright has voting power and limited dispositive power.

(18)	Includes 1,345 shares held by Ms. Gassan’s husband and 20 shares held as custodian for Ms. Gassan’s children. Also includes 12,532 shares credited to Ms. Gassan as of December 31, 2001, under the Company’s Retirement Security Plan, 2,007 shares credited as of December 31, 2001, under the Company’s ESOP and 13,504 shares of restricted stock over which Ms. Gassan has voting power and limited dispositive power.

Board Meetings and Committees

      Board Meetings and Attendance

       During 2001, there were 8 meetings of the Company’s Board of Directors. All of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

      Committee Meetings and Membership

       The Hibernia Board had the following committees during 2001, and each committee met during 2001 the number of times reflected below:

•	Executive (9 meetings)
•	Audit (6 meetings)
•	Board Governance (1 meeting)
•	Executive Compensation (7 meetings)
•	Credit (12 meetings)
•	Trust (4 meetings)

       The functions of each of these committees are described below. The following table shows the committees on which each member of the Board of Directors served in 2001:

					Board	Executive
Name	Executive		Audit		Governance	Compensation	Credit		Trust

Robert H. Boh	x	*			x *

J. Herbert Boydstun	x

E. R. “Bo” Campbell	x						x		x	*

Richard W. Freeman, Jr.			x						x

Dick H. Hearin			x			x

Robert T. Holleman			x						x

Randall E. Howard							x

Elton R. King	x		x		x	x *

Sidney W. Lassen	x		x

Donald J. Nalty							x		x

Ray B. Nesbitt						x	x

William C. O’Malley	x		x	*	x	x

Dr. James R. Peltier	x				x	x	x	*

Robert T. Ratcliff						x	x

Janee M. “Gee” Tucker							x		x

*	Chairman

      Functions of the Committees of the Board

       The Executive Committee has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors.

       The Audit Committee of the Company performs the following functions, together with those described in the Audit Committee Report and the Audit Committee charter (a copy of which was included as an appendix to the Company’s 2001 Proxy Statement):

•	supervises the Company’s internal audit function and general auditor;

•	directs an examination of the Company’s affairs at least annually; and

•	reviews regulatory examination reports on the Company and its subsidiaries, internal audit and loan review reports and audit reports issued by the Company’s independent auditors.

       The Board Governance Committee, which was re-established in April 2001, handles the following responsibilities that previously were handled by the Executive Committee:

•	screens and recommends potential candidates for membership on the Board;

•	recommends terms of office for Directors and the number of Directors to comprise the full Board;

•	recommends retirement policies for nonemployee Directors;

•	recommends a slate of Directors for election at each Annual Meeting;

•	monitors the orientation process for new Directors; and

•	reviews and recommends modifications to the Company’s system of compensation for Directors.

       The Board Governance Committee will consider for recommendation to the Board nominations made by shareholders that comply with the requirements established by the Company’s By-Laws for such nominations. The By-Laws provide that a shareholder may make nominations for a director if: (i) the shareholder is (both when the nomination is made and when the nominee is voted on) the record or beneficial owner of at least 1% or $1,000 in market value of voting shares and the shareholder has held such shares for at least one year; (ii) the nomination is submitted in writing (and includes the shareholder’s name, address, number of shares owned, dates on which the shares were acquired and documentary support of ownership of such shares); (iii) the nomination and other material is timely received as specified in the By-Laws (as described below under the caption “Shareholder Proposals”); and (iv) the nomination is accompanied by a written statement of each nominee’s qualifications for election and the nominee’s signed consent to being nominated and to serve if elected. The nomination must be presented at the meeting by the shareholder or a duly authorized and qualified representative.

       The Executive Compensation Committee, among other things, performs the following functions:

•	establishes the salary, bonus and other compensation of the Company’s CEO;

•	reviews and approves salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries;

•	reviews and approves compensation plans and policies for employees of the Company and its subsidiaries;

•	administers the Company’s executive compensation plans;

•	supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries; and

•	assists management in developing succession plans for the Company and its subsidiaries.

       The Credit Committee oversees the lending and credit functions of the Company’s banking subsidiary. The Committee’s responsibilities include, among other things:

•	review and approval of the overall credit policies and procedures of the Bank;

•	review and approval of lending authorities and exceptions; and

•	review and approval of the policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Bank’s strategic plans (subject to approval by the Board of Directors of the Bank).

       The Trust Committee exercises general oversight of the trust activities of the Bank and certain investment activities of its subsidiaries.

Executive Compensation and Benefit Plans

      Annual Compensation

       The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Executives. The table includes the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

Summary Compensation Table

				Long-Term
				Compensation

				Securities
				Underlying
		Annual Compensation		Options/SARs
				Awarded	All Other
Name and Principal Position(1)	Year	Salary	Bonus(3)	(shares)	Compensation($)(4)

J. Herbert Boydstun(2)	2001	$500,000	$450,000	100,000	$280,998
President and Chief Executive	2000	270,625	153,000	52,200	85,593
Officer	1999	230,625	75,000	50,000	81,963

Randall E. Howard	2001	$444,000	$187,200	65,000	$151,987
Chief Commercial Banking	2000	420,417	132,000	62,200	127,709
Executive	1999	394,375	100,000	50,000	119,128

K. Kirk Domingos III	2001	$267,800	$187,500	65,000	$143,043
Senior Executive Vice	2000	257,500	132,000	52,200	131,633
President and Manager,	1999	247,500	90,000	50,000	121,050
Retail Arena and Technology

Richard G. Wright	2001	$213,780	$129,000	30,000	$59,884
Senior Executive Vice	2000	209,000	25,000	52,200	56,622
President and Chief Credit	1999	204,499	55,000	45,000	54,811
Officer

Marsha M. Gassan	2001	$207,500	$126,000	55,000	$53,370
Senior Executive Vice	2000	197,501	100,000	52,200	47,453
President and Chief Financial	1999	188,125	65,000	50,000	47,445
Officer

(1)	Except as otherwise indicated, each Executive served in the capacity noted throughout each of the three years reflected in the table.

(2)	Mr. Boydstun was appointed President and Chief Executive Officer of the Company effective December 17, 2000. Prior to that since June 2000 he served as Chief Community Banking Executive, and prior to that he served as Chairman of the Southwest Region.

(3)	Other than as set forth below, the bonus amounts shown in this column were paid based on performance rendered during the fiscal years indicated, but the bonuses were paid during the fiscal years immediately following the years indicated. The bonus amount shown for Mr. Wright includes a bonus payment of $38,000 paid in

November 2001, as well as the bonus payment of $91,000 paid to Mr. Wright in January 2002 for 2001 performance.

(4)	The following is an explanation of all other compensation contributed or paid to the Executives by the Company:

Plan	Years	Mr. Boydstun#	Mr. Howard	Mr. Domingos	Mr. Wright	Ms. Gassan

Retirement Security	2001	$8,500	$8,500	$8,500	$8,500	$8,500
Plan	2000	8,500	8,500	8,500	8,500	8,500
	1999	8,000	8,000	8,000	8,000	8,000

ESOP*	2001	5,216	5,216	5,216	5,216	5,216
	2000	3,802	3,802	3,802	3,802	3,802
	1999	3,190	3,190	3,190	3,190	3,190

Non-Qualified Deferral	2001	30,829	25,261	13,419	6,985	8,377
Plan**	2000	9,559	19,212	9,974	5,774	5,415
	1999	12,296	22,195	13,711	8,333	9,138

Supplemental Stock	2001	16,926	11,548	6,520	2,839	3,733
Compensation Plan	2000	3,102	6,351	3,137	1,584	1,557
	1999	4,169	7,866	4,617	2,624	3,053

Non-Qualified Target	2001	62,948	71,341	65,757	19,017	13,409
Benefit Plan**	2000	37,476	63,299	58,522	18,300	12,754
	1999	34,171	60,212	50,028	17,786	12,415

Split-Dollar Life	2001	44,192	24,902	39,327	14,094	10,902
Insurance***	2000	18,277	21,316	42,544	14,831	11,304
	1999	15,482	12,124	36,655	11,248	7,932

Long-Term	2001	4,575	5,219	4,304	3,233	3,233
Disability***	2000	4,877	5,229	5,154	3,831	4,121
	1999	4,655	5,541	4,849	3,630	3,717

Totals	2001	$173,186	$151,987	$143,043	$59,884	$53,370
	2000	85,593	127,709	131,633	56,622	47,453
	1999	81,963	119,128	121,050	54,811	47,445

*	The amounts for 2001 are estimates of the allocations. The amounts for 2000 (which were originally estimates) were revised to reflect the actual allocations.

**	These amounts include interest credited under the plans in excess of 120% of the applicable federal long-term rate.

***	During 2001, the Company maintained a split-dollar life insurance policy for Mr. Domingos from two different insurers and policies from only one insurer for each of the other Executives.

#	In addition to the amounts of other compensation reflected above, included in the “All Other Compensation” column of the Summary Compensation Table for Mr. Boydstun in 2001 is (i) a payment of $7,812 (which represents a retroactive salary increase for the period from December 17 to December 31, 2000, to increase Mr. Boydstun’s salary for that period to the level set for him in 2001 in his capacity as President and Chief Executive Officer) and (ii) a $100,000 relocation allowance.

      Stock Option and Stock Appreciation Rights (“SARs”) Grants

       The Company granted stock options to each of the Executives during 2001 with an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. The Company also granted stock options to 1,033 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Boydstun and the Executives. All of the Executives (including Mr. Boydstun) who received stock options during 2001 were granted options under the Long-Term Incentive Plan. All the other employees who received stock options during 2001 (except the former chief executive officer who received an option grant prior to his separation from the Company as part of his separation arrangement) were granted options under the Long-Term Incentive Plan. The options granted to Mr. Boydstun and the Executives (and the options granted to other employees except the former chief executive officer) have vesting schedules that permit exercise of 50% of the shares as to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not previously expired or been exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 2001 were nonqualified stock options.

       The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 2001.

       A table follows that shows the stock options granted to the Executives during 2001, as well as other information relating to those options. The amounts included in the “Grant Date Present Value” column of the table are the respective estimated present values of the options on the date of grant calculated using the Black-Scholes option valuation model, the assumptions described below regarding volatility, risk-free rate of return, dividend yield and time of exercise and adjustments for nontransferability and risk of forfeiture. The assumptions used are only assumptions. The actual risk-free rate, dividend yield, volatility and time of exercise may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Present Value column of the table do not necessarily reflect either the future stock value or the amount that the Executives may realize if they exercise their options and sell the underlying shares. Any gain recognized by an Executive on exercise of his or her option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants
				Grant Date Value
	Number of	% of Total
	Securities	Options/SARs			Grant Date
	Underlying	Granted to	Exercise		Present
	Options/SARs	Employees in	Price	Expiration	Value
Name	Granted	Fiscal Year	($/Share)	Date(1)	($)(2)

J. Herbert Boydstun	100,000	3.3062%	13.47	01/23/11	$365,000

Randall E. Howard	65,000	2.1491%	13.47	01/23/11	$237,250

K. Kirk Domingos III	65,000	2.1491%	13.47	01/23/11	$237,250

Richard G. Wright	20,000	.6612%	13.47	01/23/11	$73,000
	10,000	.3306%	16.79	11/20/11	$47,200

Marsha M. Gassan	55,000	1.8184%	13.47	01/23/11	$200,750

(1)	The expiration of the options will be accelerated upon the retirement, death, disability or other termination of employment of the optionee.

(2)	The estimated present value at the grant date of January 23, 2001 of all the options reflected in the table above other than the options covering 10,000 shares to Mr. Wright (which were granted on November 20, 2001) has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 10 years; a risk-free interest rate of 5.65% (representing the 10-year Treasury rate on the date of grant); a volatility rate of 34.8%; and a dividend yield of 3.86% and based upon the following adjustments: a 5% downward adjustment to reflect that the options are not transferable and an 8.1% downward adjustment (slightly less than 3% per year) to reflect the risk that the option will terminate prior to becoming exercisable. Based on these assumptions and adjustments, the estimated fair value per share of the options granted on January 23, 2001 at the date of grant was $3.65. In valuing the option granted to Mr. Wright on November 20, 2001, the following assumptions were used: a risk-free interest rate of 5.18% (representing the 10-year Treasury rate on the date of grant); a volatility rate of 33.67%; and a dividend yield of 3.34%. The assumption regarding time of exercise and the downward adjustments were the same as for the other options. Based on these assumptions and adjustments, the estimated fair value per share of the options granted on November 20, 2001 at the date of grant was $4.72.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Options/ SAR Values

       The following table shows certain information concerning exercises of stock options by the Executives during 2001 and the fiscal year-end value of unexercised options held by the Executives at December 31, 2001. The Company did not grant any SARs to any of the Executives during 2001, and there are no SARs outstanding relating to any options granted by the Company.

Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			Fiscal Year-End		Fiscal Year-End
	Exercised Shares		(Shares)		($)(1)

Shares
	Acquired on	Value Realized	Exercisable(E)/		Exercisable(E)/
Name	Exercise	on Exercise	Unexercisable(U)		Unexercisable(U)

J. Herbert Boydstun	0	0	172,500(E	)	$829,930(E	)
			189,700(U	)	$885,934(U	)

Randall E. Howard	0	0	73,750(E	)	$42,405(E	)
			168,450(U	)	$813,571(U	)

K. Kirk Domingos III	138,281	$1,220,354	62,500(E	)	$42,405(E	)
			154,700(U	)	$734,734(U	)

Richard G. Wright	0	0	217,500(E	)	$1,317,121(E	)
			117,200(U	)	$546,094(U	)

Marsha M. Gassan	8,974	$68,688	165,000(E	)	$781,036(E	)
			144,700(U	)	$691,534(U	)

(1)	For each option, the value is determined as follows: [number of shares subject to option] times [fair market value per share of the underlying Common Stock minus the exercise price per share]. For purposes of this table, the fair market value per share is deemed to be $17.79, the closing market price on the New York Stock Exchange of the Company’s Common Stock on December 31, 2001.

Compensation of Directors

       The following table shows the compensation payable to the nonemployee Directors during 2001:

Position	Retainer	Per Meeting

Chairman of the Board	$62,600	$1,500

Board Member	$12,600	$1,200

Committee Chairman	0	$1,500

Committee Member	0	$1,200

Employee Directors (Mr. Boydstun, Mr. Campbell and Mr. Howard) receive no retainer or meeting fees. All meeting fees are paid in cash for meetings attended.

       In addition, Mr. Nalty, who served as a full-time employee of the Bank until his retirement in September 1998, provides consulting services to the Bank. Until September 30, 2001, these services were required by a contract between Mr. Nalty and the Bank that provided for a consulting fee equal to $5,000 per month. Beginning October 1, 2001, the services are required by a contract between Mr. Nalty and the Bank that provides for a consulting fee equal to $5,417 per month in exchange for the services. The contract ends on September 30, 2002, and may be terminated earlier by the parties on certain conditions. The contract prohibits Mr. Nalty from engaging in activities that would compete with the business of the Bank in the New Orleans area banking market.

      Payment of Retainer Fees in Stock

       Directors of Hibernia who receive retainer fees may elect to take all or a portion of their annual retainer fees in Common Stock rather than cash. If a Director elects stock, rather than cash, he or she is given a number of shares the value of which is equal to 1.2 times the amount of the retainer to be taken as stock. For example, if a Board member other than the Chairman elected to take his or her entire retainer in stock, he or she would receive stock valued at $15,120. For purposes of this calculation, the value of the Company’s stock on the date of the most recent annual meeting of shareholders is used to determine the number of shares to be granted. This policy was adopted in 1996 and approved by Hibernia shareholders at the 1997 Annual Meeting.

       On the date of the 2001 Annual Meeting, the value of Hibernia Common Stock for this purpose was $15.225. The value of all retainer fees paid to Directors in stock in 2001 was $135,807.03 (representing 8,920 shares valued as of the date of the 2001 Annual Meeting). An additional $88,000 in retainer fees was paid in cash in 2001. Six Directors elected to take all of their retainer fees in stock, four Directors elected to receive their entire retainer fees in cash and two Directors elected to receive their retainer fees in a combination of stock and cash.

      Deferred Compensation Plan

       The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees earned by him or her for service as a Director. Amounts deferred under this plan accrue interest at a rate equal to the Treasury rate (adjusted annually on April 1) less .25%. The rate for the first quarter of 2001 was 5.98%, and the rate for the remainder of 2001 was 3.88%.

      Stock Option Grants

       Under the 1993 Director Stock Option Plan, each Director who is not an employee of the Company is granted a stock option on the first business day after each annual meeting of shareholders. The stock option is for 5,000 shares with an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. Each option becomes initially exercisable as to 50% of the shares two years following the date of the grant, as to an additional 25% of the shares three years following the date of the grant and as to the remaining 25% of the shares four years following the date of the grant. The stock option expires 10 years after the date of the grant.

      Nonemployee Director Retirement Policy

       If a nonemployee Director serves on the Board of the Company (including service as a director of an acquired institution) for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired for purposes of the Board’s retirement policies for nonemployee Directors. Retirement also takes place at or after age 72 in accordance with the By-Laws. If a Director who is not an employee of the Company upon his or her retirement served on the Board of Directors of the Company prior to 1993 (the point in time at which the Company began granting stock options to Directors annually), then he or she will be entitled to receive a stock gift upon retirement. The Company pays the taxes on this gift. The number of shares of Common Stock that will be granted to the Director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. Directors who were granted stock options under the 1993 Director Stock Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

Employment Agreements and Change of Control Arrangements

       None of the Executives currently serves pursuant to an employment agreement. Although as of the date of this Proxy Statement, the Company has not entered into an employment agreement with Mr. Boydstun in his capacity as President and Chief Executive Officer, the Company intends to negotiate and enter into an employment agreement with Mr. Boydstun.

       Each of the Executives has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years’ employment (or payment for that period) in the event of a change of control of the

Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Following a review of those agreements during 2001, the Executive Compensation Committee concluded that to ensure that the agreements continue to serve the purpose of assuring continuity of management in the event of an actual or threatened change of control, they needed to be revised and updated. The Committee intends to offer each Executive (and other holders of change of control agreements) the opportunity to exchange his/her current agreement for an amended and restated agreement. Although this has not been accomplished as of the date of this Proxy Statement, it is expected that the revised change of control agreements to be offered to the Executives in exchange for their current agreements will, among other things, provide for certain payments to be made to the Executives upon a termination of employment (other than for cause, death or disability) within two years following a Change of Control of the Company (as defined in the Agreement). The payments are expected to include a pro rata bonus for the year of termination, two times the Executive’s annual salary and target bonus under the management bonus plan, continuation of medical benefits until Medicare Part B or other comparable coverage is obtained, continuation of dental and group term life insurance coverage for up to two years, outplacement services for twelve months, a tax gross up to cover income tax on the salary and bonus payments and an excise tax gross up. These benefits would also be payable if the Executive terminated his/her employment for Good Reason (as defined in the Agreement) within two years following a Change of Control or if the Executive voluntarily resigned during the one-month period commencing on the first anniversary of the Change of Control (in which case the Executive would be subject to certain noncompetition and nonsolicitation provisions).

       Certain of the Company’s benefit plans also include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the Non-Qualified Deferral Plan, which is available to executive and senior managers, permits participants to defer salary and bonus and provides for a contribution by the Company to the extent of contribution limitations imposed on a participant in the Company’s 401(k) plan. This plan provides that participants may opt out of the plan upon a change of control and receive 90% of their deferred amounts and Company contributions, with interest, at that time. The Company’s Supplemental Stock Compensation Plan, which provides for contributions by the Company to the participants’ accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to a participant’s qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. The Company’s Non-Qualified Target Benefit Plan, which provides for contributions by the Company to the extent that a participant’s income from all sources after retirement is anticipated to be less than 39% of the average of his salary and bonus for the three years prior to retirement at age 65, also allows participants to opt out after a change of control. In such case, the participant is entitled to 90% of the vested portion of his deferred award account. All of these benefit plans require that the Company’s obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity. Stock options and restricted stock awards granted under the Company’s Long-Term Incentive Plan vest immediately upon a change of control, and restricted stock awards become transferable upon a change of control. Finally, the Company’s ESOP provides for immediate vesting upon a change of control.

Compensation Committee Interlocks and Insider Participation

       None of the members of the Executive Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2001. None of these individuals is a former officer of the Company or any of its subsidiaries or has any other interlocking relationships as defined by the Securities and Exchange Commission.

Executive Compensation Committee Report

Background and Overall Policy

       The following Executive Compensation Committee Report and the Stock Performance Graph following this Report do not constitute soliciting material and should not be deemed by any general statement incorporating by reference this Proxy Statement to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Stock Performance Graph by reference therein.

       The Company’s current compensation program was developed in 1992 and has been refined since that time in response to the Company’s operating results and to the overall market conditions affecting the Company’s peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

Competitive Market

       Executive and senior management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, base salaries are not necessarily maintained at the same level as those at other companies. The CEO’s compensation is determined in part on an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is also used to measure the Company’s stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement.

       Middle management and professional staff are generally recruited from other banks in the Southeastern and South-central United States, but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

       Nonexempt and supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

       Consistent with its objective to minimize fixed expenses, the Committee sets salaries for most executive and senior management employees of the Company at a lower rate than the midpoint of the market. This principle was applied in granting salary increases in 2001. Bonuses may be paid to attract new executive and senior managers to the Company, and these bonuses are considered when determining the overall compensation for those individuals.

       The compensation strategy for the Company’s Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that is below the midpoint of the market rate for the position. During 2001, one senior manager was promoted to the Senior Executive Vice President level. He was promoted to a position that included significant increases in responsibility, and his salary was adjusted to reflect the change.

       During 2001, executive managers were paid at a rate that was an average of 12% below the market rate. Senior management salaries are set at a level that, during 2001, was an average of 9% below the relevant market rate. The Committee plans to review salaries of executive management in the first quarter of 2002, and make any appropriate adjustments at that time. Adjustments will be determined so as to maintain salaries generally at a level below the midpoint of the market rate and, within that framework, taking into account such factors as the nature of the position and the contribution, responsibilities, experience and performance of the individual.

       Salaries for most other employees in the Company are set at or below the midpoint of a range of competitive rates and are managed so that the largest increases go to individuals who exhibit superior performance and whose pay is lowest relative to the market. Matters of internal equity are also considered. Total increases for this group are intended to be consistent with competitive trends within the applicable market.

Annual Cash Incentives

       The Committee believes that incentives for executive managers must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company’s Long-Term Incentive Plan. However, to reward and encourage short-term decisions that result in positive long-term performance, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company’s stock and therefore will not necessarily increase or decrease with the price of the Company’s stock. The factors affecting cash bonuses paid for 2001, in addition to individual performance, are discussed further below (see “Company Performance in 2001”).

       Similarly, the Committee believes that cash incentives should reflect an appropriate balance between the results achieved by an individual and the Company’s overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual’s own performance, partly on the performance of his business unit and largely on the overall performance of the Company. Accordingly, some cash incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be more closely related to the overall results achieved by the Company, and, as a result, executive management will receive cash incentives below target levels in years in which the Company’s overall performance has not been consistent with or better than pre-established long- and short-term objectives.

       Annual cash incentive award opportunities are designed so that the award for target or planned performance, combined with base salary, will produce total cash compensation about equal to the market midpoint. Performance significantly exceeding planned objectives should produce total cash compensation between the midpoint and the 75th percentile.

       The total and individual cash awards paid to executive and senior management are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, revenues, profitability, capital adequacy and similar factors. The distribution of the pool of funds among members of executive management is based upon the CEO’s assessment of the performance of each individual’s business unit as well as his individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

       The Company maintains certain other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are primarily business-unit plans that reward sales and service efforts, with a significant portion devoted to retail sales as well as trust and brokerage referrals.

       Company Performance in 2001. The Company reported revenues of $1.0 billion (a 15% increase from 2000) and cash-basis net income applicable to common shareholders of $230.3 million (up 27.5% from 2000). Expense growth was 15% in 2001. Earnings per common share were $1.37 (a 30% increase from 2000). The Company’s leverage ratio was 8.14% at year-end 2001 compared to 7.65% at year-end 2000. The Company’s nonperforming asset and nonperforming loan ratios improved to 0.69% and 0.63% at year-end 2001, respectively, compared to 0.73% and 0.68% a year earlier. Finally, reserves/loans was 1.74% at year-end 2001 compared to 1.47% at year-end 2000.

       The Company’s performance in 2001 was also marked by a 7% decrease in loans; a 2% increase in deposits; a less than 1% decrease in assets; and an 8% increase in dividends paid to common shareholders. Also in 2001, the Company securitized approximately $600 million of indirect automobile loans. In addition, the Company redeemed its Series A Fixed/ Adjustable Rate Noncumulative Preferred Stock in 2001 for a total repurchase price of $87 million.

       Cash Incentives for 2001. Based upon the performance of the Company and the executive managers during 2001, the Committee approved cash incentive awards totaling $1,393,300 for the nine members of executive management (including the CEO). Total awards for executive management include an award of $450,000 for Mr. Boydstun. This compares to total awards for 2000 to the eight members of executive management of $710,000 (which included a bonus of $153,000 for Mr. Boydstun, who became the CEO on December 17, 2000, and no bonus for the prior CEO).

       Based upon the performance of the Company and the senior managers during 2001, the Committee approved cash incentive awards totaling $4,116,443 to 100 members of senior management. This compares to total awards of $2,872,802 to 99 members of senior management for 2000. Bonus allocation ratios were higher in 2001 than in 2000 based on performance factors.

Long-Term Incentives

       The Long-Term Incentive Plan, which was approved by shareholders in 1992, allows the Committee to employ a variety of forms of stock-based incentives to accomplish its objectives. In 2001, the Committee made grants of stock options and awards of restricted stock. The Plan also permits awards of performance shares, performance units and incentive stock options, none of which were awarded in 2001.

       Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation for the Company’s executive and senior management is intentionally lower than market norms, long-term incentive grants greater than market average enable the Company to provide competitive total remuneration if the Company’s long-term performance is positive. It is the Company’s objective for such stock-based compensation to be in the range of the 75th percentile of the peer group for performance at target levels. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company’s stock increases over time (in the case of stock options and restricted stock awards) or if the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

       In 2001, the Committee awarded stock options under the Long-Term Incentive Plan covering an aggregate of 2,774,585 shares to 1,037 employees, of which options covering 690,000 shares (approximately 23% of the total) were to executive management (including an option grant covering 100,000 shares to Mr. Boydstun). The Committee also granted a stock option covering 250,000 shares to the former chief executive officer of the Company as part of his separation arrangement.

       The stock options granted in 2001 included an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, and substantially all of such options provided for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

       The Company made 20 grants of restricted stock under the Plan in 2001. Awards covering 26,100 shares were granted to nine managers to recognize increased job responsibility or for retention purposes; 6,500 shares were granted to six new managers as part of their hiring packages; four awards covering 8,250 shares were granted to comply with terms of employment or separation agreements; and one award of 500 shares was granted in recognition of leadership of the Bank’s STARS program (a program designed to encourage employees to develop improved processes and procedures). The restricted stock awards provide the recipient with the right to vote the shares and receive dividends after issuance, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options. Of the restricted stock grants, some provide that the shares are issued on the date of grant, some provide that the shares are issued over a three-year period and some provide that the shares are issued over a five-year period.

       Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of the ESOP. The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of Common Stock for the Plan. In 1998, the Board of Directors approved the purchase of an additional $15 million of the Company’s shares for the ESOP. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the Plan Administrator, if approved by the Executive Compensation Committee. As of December 31, 2001, the ESOP had purchased 3,874,869 shares of the Common Stock and had allocated 1,462,130 shares to employee accounts. Aggregate contributions to the ESOP during 2001 were $4,524,379. The terms of the ESOP provide that employees’ interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

Compensation of the Chief Executive Officer

General

       During 2001, Mr. Boydstun’s compensation was consistent with the principles of the Company’s overall compensation strategy. It included:

•	An annual salary that was lower than the median of the salaries provided to the CEOs of the Company’s 2001 peer group. Mr. Boydstun’s annual salary in 2001 was $500,000, which was 77% of the median of the peer group’s 2001 proxy-reported 2000 compensation. Assuming normal salary migration for peer CEOs, Mr. Boydstun’s salary would have been less than 72% of the median expected to be reported in 2002 proxy statements reflecting 2001 salaries.

•	Under the 2001 CEO Bonus Plan, Mr. Boydstun was eligible to receive an annual bonus not to exceed $1 million. For 2001, he received a bonus of $450,000, which was 128% of the projected 2001 median.

•	In January 2002, Mr. Boydstun was awarded a stock option grant covering 125,000 shares, a level that was projected to be approximately at the 50th percentile of peer CEOs.

Evaluation of Performance

       Because Mr. Boydstun became President and Chief Executive Officer shortly before 2001 compensation was set, in establishing Mr. Boydstun’s salary for 2001, the Executive Compensation Committee considered, in addition to a review of the Company’s peer group salaries, a review of the substantial additional responsibilities and demands that Mr. Boydstun’s new position would involve and the level of Mr. Boydstun’s experience in his new position. In establishing Mr. Boydstun’s salary for 2002, the Committee considered, in addition to a review of the Company’s peer group salaries, its evaluation of Mr. Boydstun’s performance according to its policy relating to the evaluation of the CEO’s performance for purposes of compensation and related matters. This evaluation is performed annually.

       The Committee considers quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors include corporate performance goals, the achievement of which can be measured by financial performance results included in the Company’s annual report. The performance goals include earnings growth, asset quality and capital measures, as well as various other significant financial performance factors highlighted in the Company’s annual profit plan. Quantitative factors are measured against peer group performance and the Company’s annual profit plan objectives.

       In the first quarter of 2001, the Committee formalized and approved the 2001 CEO Bonus Plan, which tied 50% of the CEO’s bonus potential by formula to the achievement of the earnings per share as set forth in the Company’s 2001 profit plan, provided that the Company maintained satisfactory soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio, both as compared to the Company’s peer group over a twelve-month period. Based on its assessment of soundness, the Committee may reduce, but not increase, this portion of the bonus. This plan is similar to the 2000 CEO Bonus Plan. Both plans were designed to satisfy the requirements of Section 162(m) for making the compensation paid to the CEO under this portion of the plans deductible by the Company. However, because of uncertainties in the application and interpretation of Section 162(m), no assurance can be given (notwithstanding the Company’s efforts) that compensation intended by the

Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

       For purposes of the 2001 CEO bonus, the increase in EPS is measured by comparing EPS at year-end 2001 to EPS as reported for year-end 2000. A minimum increase as specified in the plan must be achieved in order for the CEO to receive any portion of this bonus. The target amount to which the CEO shall be eligible for this portion of his bonus shall be 50% of an amount that is equal to 75% of his salary in effect at the end of 2001. The remaining 50% of the target shall be determined at the discretion of the Committee based upon subjective factors such as the CEO’s impact on the Corporation’s franchise value as well as other qualitative factors. The other qualitative factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. Financial and accounting controls as well as expense management are also considered. Stock price for the year will be reviewed as a factor in this determination. Under this qualitative portion of the bonus plan, the Committee may award more or less than the 50% target, provided that the maximum bonus payable under the CEO Bonus Plan is $1,000,000.

2001 Performance and Awards

       Based upon the Company’s performance in 2001 (as discussed above), and Mr. Boydstun’s individual performance, Mr. Boydstun was awarded an aggregate bonus of $450,000 for 2001 ($187,500 under the quantitative portion of the 2001 CEO Bonus Plan and $262,500 under the qualitative portion).

       As an incentive for future performance, Mr. Boydstun was granted options to purchase 125,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan. This grant was made in January 2002. The Company’s objective for the CEO’s long-term incentive is to achieve a level in the range of the 75th percentile of the peer group when target performance is achieved.

2002 Salary

       The Committee established Mr. Boydstun’s salary for 2002 as President and CEO at $600,000. This amount was established based upon the Committee’s evaluation of Mr. Boydstun’s performance and a review of peer group salaries as discussed above (considering, among other things with respect to such peer group information, the various sizes of such institutions).

Section 162(m) Policy

       Generally, the Committee has determined to analyze the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (and regulations promulgated thereunder, as amended) on the Company in the light of all of the relevant factors and to maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company’s ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

       The Committee will periodically monitor the Company’s compensation programs, the levels of compensation to various executives and the impact of Section 162(m) on the Company. Although the Committee expects to maintain a bonus plan for the CEO that is “performance-based” under the regulations with respect to a portion of the CEO’s bonus opportunity, given the uncertainties of Section 162(m), there can be no assurance that this will be the case, and, in any event, the Committee reserves the authority to award nondeductible compensation.

       Submitted by the Executive Compensation Committee of the Company’s Board of Directors.

February 26, 2002

Elton R. King, Chairman

Dick H. Hearin
Ray B. Nesbitt
William C. O’Malley
Dr. James R. Peltier
Robert T. Ratcliff

Stock Performance Graph

       The following performance graph compares the performance of the Company’s Common Stock for the Company’s last five fiscal years to the S&P 500 Index, to the Company’s current peer group of 19 other regional bank holding companies and to its prior peer group (as described below). The companies included in the Company’s current peer group have assets of between $3 billion and $50 billion. The graph assumes that the value of the investment in the Company’s Common Stock, the peer groups and the index was $100 at December 31, 1996, and that all dividends were reinvested. The bank holding companies included in the peer group established by the Company in 2001 (the “Current Peer Group”) are AmSouth Bancorporation; BancorpSouth, Inc. (Tupelo, Mississippi); BOK Financial Corporation (Tulsa, Oklahoma); Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc.; Cullen/ Frost Bankers, Inc.; First Citizens Bancshares, Inc. (Raleigh, North Carolina); First Tennessee National Corporation; Hancock Holding Company; Huntington Bancshares Incorporated; National Commerce Financial Corporation (Memphis, Tennessee); Regions Financial Corporation; SouthTrust Corporation; Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; Whitney Holding Corporation; and Zions Bancorporation (Salt Lake City, Utah).

       The Current Peer Group is slightly different from the peer group used for the stock performance graph that appeared in the Company’s 2001 proxy statement due to mergers among certain members of the peer group in 2001: Old Kent Financial Corporation (Grand Rapids, Michigan) merged with FleetBoston Financial Corporation (Boston,

Massachusetts), and Summit Bancorp (Princeton, New Jersey) merged with Fifth Third Bancorp (Cincinnati, Ohio). In addition, the assets of BB&T Corporation (Winston-Salem, North Carolina) increased to a level higher than that of the Company’s peer group. The three new members that were added to the Current Peer Group in 2001 to replace the three companies mentioned above were BancorpSouth, Inc., BOK Financial Corporation and National Commerce Financial Corporation. Information for the prior peer group, excluding in the fifth year only the three companies that were removed from the peer group in 2001 (referred to as “Prior Peer Group”), as well as information for the Current Peer Group, is reflected on the graph below.

Comparison of 5-Year Cumulative Total Return

of Hibernia, Peer Groups and S&P 500 Index
(Assumes $100 Investment on 12/31/96)

Company/Index	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Hibernia	$145.63	$136.75	$86.17	$108.19	$156.01
Prior Peer Group	$173.44	$175.79	$145.62	$172.78	$201.42
Current Peer Group	$168.70	$172.77	$151.11	$169.15	$197.14
S&P 500 Index	$133.34	$171.45	$207.52	$188.61	$165.06

Transactions with Related Parties

       The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a Director of the Company. During 2001, Hibernia National Bank paid a total of $238,891.96 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.

       During 2001, Tucker Investments, Inc., a company owned by Janee M. “Gee” Tucker, a Director of the Company, was paid $20,860 to assist the Bank in developing certain customer service training modules. In the opinion of management, the terms of this transaction were usual, customary and no less favorable to the Bank than would be available from an unaffiliated party.

Indebtedness of Related Parties

       Directors, nominees for election as Director and executive officers of the Company were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 2001. In addition, members of families of Directors, nominees and executive officers, as well as companies with which they or their families are associated, were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 2001. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors to file reports of ownership and changes in ownership of the Company’s equity securities with the Securities and Exchange Commission. They are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company generally prepares the Section 16(a) forms on behalf of the executive officers and Directors based on information provided by them. Based solely on a review of this information and written representations from certain reporting persons that no reports on Form 5 were due for such persons, the Company believes that during 2001, the Company’s executive officers and Directors complied with Section 16(a) filing requirements except that Mr. Ratcliff, a Director of the Company, inadvertently did not include in the end of period holdings reflected on his December 31, 2000 Form 5 certain shares acquired during 2000 in exempt acquisitions under a dividend reinvestment plan. By a filing dated February 8, 2002, he amended his December 31, 2000 Form 5 to include those shares.

Vote Required and Recommendation

       A plurality of the votes cast at the Annual Meeting is required for the election of Directors. The six individuals who receive the most votes will be elected as Directors.

       The Board of Directors recommends that you vote “FOR” election of the six nominees listed above.

PROPOSAL NO. 2

REAPPROVAL OF THE PERFORMANCE MEASURES
FOR THE CHIEF EXECUTIVE OFFICER BONUS PLAN

       Section 162(m) generally disallows a tax deduction for certain compensation paid to specified individuals unless one of the exemptions set forth in Section 162(m) has been satisfied. One such exemption applies under certain circumstances when payment of compensation is based upon the attainment of one or more performance goals. This exemption requires, among other things, that the shareholders approve the performance goals and, if the compensation committee has the authority to change the targets under the performance goals, that the shareholders reapprove the performance goals in the fifth year following the previous approval.

       As noted above, each year the Executive Compensation Committee formalizes a CEO bonus plan for that year that is designed to reward the CEO for both Company and individual performance and that is based upon the following general CEO bonus plan elements:

•	A portion of the bonus will be based upon quantitative measures and a portion will be based upon qualitative measures.

•	The quantitative measures (which are based on performance targets established by the Committee each year) are based on one or more business criteria approved by the shareholders.

•	The target for each year is established by the Committee while actual performance relative to the target remains substantially uncertain within the meaning of Section 162(m).

•	The maximum amount that may be paid as a bonus to the CEO in any year is $1 million.

       The business criteria that have been applied to the CEO bonus plans during the past five years were originally established by the Board and approved by the Company’s shareholders in 1997. On an annual basis, the Committee has used some or all of the criteria to establish specific targets upon which the quantitative portion of the CEO’s bonus is based.

       The Board has reviewed and reestablished the performance criteria to apply to the quantitative portion of the CEO bonus plan and has determined to seek reapproval from the shareholders at this Annual Meeting for those performance criteria. The performance criteria are the same as those approved by the shareholders in 1997. The Board believes that, if the shareholders approve the performance criteria for the CEO bonus plan and the other applicable requirements of Section 162(m) are met, in the event the compensation of the CEO exceeds $1 million, the portion of the CEO’s bonus that is based upon the performance criteria should be exempt under Section 162(m) and deductible by the Company as compensation.

       The Board believes that it is important to compensate the CEO based on Company performance factors, in addition to individual accomplishments, as the CEO’s role is largely strategic in focus. For this reason, the performance criteria underlying the payment of the quantitative portion of the CEO’s bonus in future years will be Company performance criteria. The Board has determined that the following performance criteria will be used in determining the quantitative portion of the CEO’s bonus in 2002 and in future years:

•	earnings per share
•	leverage ratio
•	deposit market share
•	return on assets
•	return on equity
•	total assets
•	efficiency ratio
•	coverage ratio
•	stock price

       The Executive Compensation Committee will determine the relative importance of the performance criteria each year and will prepare a formula for calculation of the CEO’s bonus for that year based upon performance targets relative to these performance factors, including whether or not those targets will be absolute targets or comparisons to peer group performance. The Executive Compensation Committee may decide in any year not to use one or more of the foregoing measures. In any year, all or a portion of the CEO’s bonus will be set based upon some or all of the foregoing measures, as specified by the Executive Compensation Committee. The remaining portion of the CEO’s bonus will be based upon such other factors as the Executive Compensation Committee shall determine, consistent with its existing policy on the evaluation of the CEO’s performance. The portion of the bonus that is based on factors other than those listed above will not be exempt under Section 162(m). The maximum amount that may be paid as a bonus to the CEO in any year will be $1 million, unless and until further shareholder approval is obtained. The Board of Directors may amend the CEO bonus plan at any time, including amendments that increase the cost of the plan, except that it may not amend the maximum amount payable to the CEO or the performance criteria without shareholder approval. The CEO bonus plan is not exclusive and does not limit the authority of the Company, the Board of Directors or the Committee to grant awards or authorize compensation to the CEO under any other plan or authority.

       During 2001, the bonus awarded to the CEO pursuant to the 2001 CEO Bonus Plan was $450,000. Of that amount, $187,500 was awarded pursuant to the quantitative portion of the Plan which, as discussed above, was tied to achievement of specified earnings per share and satisfactory reserve coverage of nonperforming loans and leverage ratio.

Vote Required and Recommendation

       An affirmative vote by the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required to reapprove the performance measures for the CEO bonus plan.

       The Board of Directors has unanimously approved and recommends that you vote “FOR” the reapproval of the performance measures for the Chief Executive Officer bonus plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       Shareholders of the Company are being asked to ratify the Company’s appointment of Ernst & Young LLP as its independent auditors for 2002, as described below.

       The firm of Ernst & Young LLP, certified public accountants, served as the Company’s independent auditors for the year 2001. The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the year 2002. Although the appointment of independent auditors does not require approval by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval.

       Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Report

       The following Audit Committee Report and the information under “Audit Committee Charter and Independence of Members” does not constitute soliciting material and should not be deemed by any general statement incorporating by reference this Proxy Statement to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or that information by reference therein.

       The Audit Committee oversees the Company’s financial accounting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

       The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the Statements on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence, noting that during 2001, the auditors did not provide nonaudit services to the Company.

       The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

       In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

       Submitted by the Audit Committee of the Company’s Board of Directors.

February 26, 2002

William C. O’Malley, Chairman

Richard W. Freeman, Jr.
Dick H. Hearin
Robert T. Holleman
Elton R. King
Sidney W. Lassen

Audit Committee Charter and Independence of Members

       The Board of Directors adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the Company’s 2001 Proxy Statement. The Audit Committee is currently in the process of reviewing the charter to assess whether it is advisable to recommend to the Board of Directors amendments to the charter. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent.

Auditor Fees

       The following table sets forth the aggregate fees incurred by the Company (i) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the Company’s financial statements included in its Forms 10-Q for that fiscal year, and (ii) for other professional services rendered by the Company’s principal accountant and billed during the fiscal year ended December 31, 2001:

Audit Fees	$260,000
Financial Information Systems Design And Implementation Fees	—
All Other Fees*
Audit Related Services	$285,235
Nonaudit Services	$—

TOTAL	$545,235

*	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

Vote Required and Recommendation

       An affirmative vote by the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the appointment of independent auditors.

       The Board of Directors recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors.

SOLICITATION OF PROXIES

       The Board of Directors of the Company is soliciting the enclosed proxy. The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. Directors, officers and employees of the Company or its subsidiaries may, but without compensation other than their regular compensation, solicit proxies by telephone, personal interview, facsimile or other electronic communication. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies. The fee of Mellon Investor Services LLC for proxy solicitation is estimated not to exceed $6,000 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

SHAREHOLDER PROPOSALS

       Shareholders may submit proposals to be considered at the 2003 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission and the Company’s By-Laws. Any shareholder proposals must be submitted to the Secretary of the Company at the Company’s principal executive office no later than November 15, 2002, in order to be considered for inclusion in the Company’s 2003 proxy materials. Under the shareholder proposals section of the Company’s By-Laws, a shareholder proposal or nomination will be considered untimely with respect to the 2003 Annual Meeting if received by the Company after November 15, 2002.

OTHER MATTERS

       As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the Meeting or any adjournment or postponement of the Meeting, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

ANNUAL REPORT

       The Annual Report to shareholders containing financial statements for the Company’s 2001 fiscal year has been furnished to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

       Upon written request by a shareholder, the Company will provide without charge a copy of the Company’s Form 10-K Annual Report for 2001, including the Annual Report to shareholders (but not including exhibits), as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Susan Klein, Assistant Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

By Order of the Board of Directors

CATHY E. CHESSIN
Secretary

New Orleans, Louisiana

March 15, 2002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of Shareholders of Hibernia Corporation (the “Company”) will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Wednesday, April 17, 2002.

         Shareholders of record at the close of business on February 22, 2002, are entitled to notice of the Annual Meeting and to vote at the Meeting or any adjournment or postponement thereof.

NOTICE TO SHAREHOLDERS
WHO HAVE CONSENTED TO ELECTRONIC DELIVERY

         Enclosed is a proxy card for Hibernia Corporation’s 2002 Annual Meeting of Shareholders. Because you have consented to receive Annual Meeting materials through the Internet, we have not enclosed a printed copy of the Proxy Statement or Annual Report. This information is available to you through the following Internet site:

www.hibernia.com/annual_meeting

         You may still receive printed copies upon request as described below, and you may revoke your consent at any time. To revoke your consent, just go to the following Internet site and follow the instructions:

www.melloninvestor.com

         You may vote your shares by Internet or telephone, or you may sign and return the proxy card in the enclosed envelope. The instructions for each of these methods are attached to the proxy card. Your vote over the Internet or by telephone authorizes the named proxies in the same manner as if you returned your proxy card. If you vote by Internet or telephone, therefore, there is no need to mail your proxy card.

         Thank you for helping Hibernia save money in printing and postage costs.

To request a printed copy of the Proxy Statement, Annual Report or both, contact:

Susan Klein
Assistant Secretary
Hibernia Corporation
P. O. Box 61540
New Orleans, LA 70161
E-mail address: sklein@hibernia.com

PLEASE VOTE THIS PROXY BY TELEPHONE OR INTERNET, OR SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE	Please mark your votes as indicated in this example

	FOR	WITHHELD FOR ALL	Proposal 2:	TO REAPPROVE THE PERFORMANCE MEASURES FOR THE CHIEF EXECUTIVE OFFICER BONUS PLAN

Proposal 1: TO ELECT DIRECTORS				FOR	AGAINST	ABSTAIN

NOMINEES TO SERVE UNTIL THE 2005 ANNUAL MEETING OF SHAREHOLDERS:			Proposal 3:	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR HIBERNIA CORPORATION FOR 2002

01 Paul Candies 02 Robert T. Holleman 03 Sidney W. Lassen	04 William C. O’Malley 05 Ray B. Nesbitt 06 Janee M. “Gee” Tucker Proposal			FOR	AGAINST	ABSTAIN

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee’s name above or follow instructions on the Internet or touch-tone telephone.

IN YOUR DISCRETION FOR ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby revokes all proxies heretofore given in connection with the 2002 Annual Meeting.

Signature: _____________________________ Signature: _____________________________ Dated: ___________, 2002

NOTE: Please sign exactly as name(s) appear(s) above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/hib		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY	PROXY

HIBERNIA CORPORATION

P. O. Box 61540, New Orleans, Louisiana 70161

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING, APRIL 17, 2002

         I hereby appoint Cathy E. Chessin, Susan Klein and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for me to vote all shares of Hibernia Corporation (the “Company”) that I am entitled to vote at the 2002 Annual Meeting of Shareholders of the Company. The 2002 Annual Meeting will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Wednesday, April 17, 2002. The proxies may also vote these shares at any adjournment or postponement of the 2002 Annual Meeting, as indicated on the reverse of this proxy. In their discretion, they may also vote these shares on any other matters that may properly come before the Meeting. I acknowledge receipt of the Company’s notice and accompanying Proxy Statement.

         I understand that this proxy, when properly executed, will be voted in the manner I have directed herein. If I give no direction, this proxy will be voted “FOR” the nominees named in Proposal 1 (including any substitute nominee) and “FOR” Proposals 2 and 3. In addition, if any other business properly comes before the 2002 Annual Meeting that requires a shareholder vote, I understand that shares represented by signed proxy cards will be voted by the proxies listed above in their discretion. All shareholders are encouraged to read the Proxy Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

FOLD AND DETACH HERE

You can now access your Hibernia account online.

Access your Hibernia shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, agent for Hibernia Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

Click on the Investor ServiceDirectSM link. You must establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

• SSN

• PIN

• Then click on the button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• SSN

• PIN

• Then click on the button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History

• Book-Entry Information

• Issue Certificate

• Payment History

• Address Change

• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time